Exhibit 10.1

September 27, 2010

HAND DELIVERED

WITHOUT PREJUDICE

Paul Amirault

83 Woodhaven Road SW,

Calgary, AB.  T2W 5P2

Dear Mr. Amirault:

Re:          Settlement Agreement

Further to our recent discussions, and our meeting on September 15, 2010 we confirm that Niska Partners Management ULC, including Niska Gas Storage Partners LLC, and its related and affiliated entities, (collectively, the “Company”) is prepared to make a without prejudice offer of settlement with respect to the termination of your employment on the terms and conditions as outlined below (the “Settlement Agreement”):

1.                                       Your employment with the Company will terminate on November 15, 2010 (the “Termination Date”).

2.                                       The Company will pay you all accrued vacation pay, wages and benefits owed, less the applicable statutory deductions, up to and including the Termination Date.

3.                                       The Company will pay you a lump sum amount of $300,000.00, less applicable statutory deductions, payable on January 4, 2011 in lieu of any and all further amounts owing to you for any severance or any other payments related to the termination of your employment with the Company.

4.                                       The Company will agree to allow you to keep your “B Unit” ownership of 21,624.8 units comprised of 7,564.8 units of Niska GS Holdings US L.P. and 14,060.0 units of Niska GS Holdings Canada, L.P. and covenants that it shall not seek to unilaterally repurchase such B Units.  The Company will also agree to allow you to keep your “A Unit” ownership of 1632.29 units comprised of 482.14 units of Niska GS Holdings US L.P. and 1150.15 units of Niska GS Holdings Canada, L.P. and covenants that it shall not seek to unilaterally repurchase such A Units (paragraph 2, 3 and 4 herein collectively referred to as the (the “Settlement Payment”);

5.                                       You will be required to return all Company property to Darren Brown, HR Manager, by the close of business on the Termination Date.

6.                                       In consideration for the Settlement Payment, you acknowledge and agree that for eighteen (18) months following the Termination Date, you will not, without the prior written consent of the Company, for any reason, either directly or indirectly, either alone or in conjunction with any other person or persons:

(i)                       initiate contact with any current or former customer or supplier of the Company for the purpose of soliciting, inducing, or attempting to solicit or induce, such customers or suppliers to become a customer or supplier of any business venture which directly or indirectly competes with the Business of the Company; or

(ii)                    initiate contact with any employee, executive or independent contractor of the Company, or any person who held such position in the 12 months immediately preceding the Termination Date, for the purpose of offering employment or business opportunities with any person or entity other than the Company; or

(iii)                 enter into, participate in, or otherwise take part in the conduct, consulting, operation or management of any business that carries on or is engaged in, any business that is the same or substantially similar to the Business of the Company, or advise, consult, participate in or permit your name to be used or employed by any person engaged in or concerned with or interested in any business that is the same as or substantially similar to the Business of the Company.  For clarity, it is permitted that you participate in or otherwise take part in the conduct, consulting, operation or management of businesses carried on by a person that also owns, directly or indirectly, businesses the same or substantially similar to the Business of the Company, provided that you do not participate or take part in those businesses that are the same or substantially similar to the Business of the Company.

For purposes hereof, the “Business of the Company” shall mean the business relating to development, operation, ownership, management or oversight of natural gas storage facilities and natural gas storage projects (whether in development or in operation) in the Province of Alberta and the State of California, carried on by the Company or any of its parent(s), owners, affiliates or related entities.

7.                                       You agree that all restrictions contained in Section 6 are reasonable, valid and necessary protections of the Company’s proprietary business interests and hereby waive any and all defences to the strict enforcement thereof by the Company.  Further, you acknowledge and agree that the Company will suffer irreparable harm if you breach any of the obligations under Section 6 of this Settlement Agreement, and that monetary damages would be impossible to quantify and inadequate to compensate the Company for such a breach.  Accordingly, you agree that in the event of a breach, or a threatened breach, by you of any of the provisions of Section 6, the Company shall be entitled to obtain, in addition to any other rights, remedies or damages available to the Company at law or in equity, an interim and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by you, or by any or all of your partners, employers, employees, servants, agents, representatives and any other persons directly or indirectly acting for, or on behalf of, or with, you, and that the Company shall be entitled to all of its costs and expenses incurred in obtaining such relief including actual solicitor and client legal costs and disbursements.

Please note that this settlement offer, including the Settlement Payment outlined above, is conditional on your execution of this Settlement Agreement and the attached Release & Confidentiality Agreement (the “Release”), thereby releasing the Company from any and all claims, causes of action, demands, obligations, agreements, promises, liability, damages, costs and fees arising out of or relating to your employment.  This Release includes the termination of your employment and the termination of all benefits relating to your employment.  Please note that the Company’s direct contributions to your benefit provider will cease as of the Termination Date.  You will be solely responsible for arranging for continued coverage by contacting Sun Life at 1-877-893-9893 to discuss health care options and Sun Life Financial at 1-866-733-8612 to discuss your Sun life Financial options.

This Settlement Agreement and the attached Release shall be construed and enforced in accordance with the laws of the Province of Alberta and constitute the entire agreement between you and the Company, superseding and replacing any and all prior agreements, undertakings, representations or negotiations pertaining to the subject matter of this settlement.

Please take the opportunity to review this letter and the attached Release with counsel.  By executing this letter you hereby acknowledge and agree that you have read and understand the terms of this letter and that you have had an opportunity to seek independent legal advice prior to entering into this Settlement Agreement.

The Company’s offer of settlement remains open until September 30, 2010 at 4:00 p.m. Mountain Time.  You can elect to accept the settlement conditions contained in this Settlement Agreement by executing a copy of this letter and the attached Release, and returning them to Darren Brown, HR Manager, by the above noted date.

Yours truly,

Niska Partners Management ULC

/s/ Jason A. Dubchak
Jason A. Dubchak
VP, General Counsel & Corporate Secretary

Niska GS Holdings Canada, L.P.

/s/ Jason A. Dubchak
Jason A. Dubchak
VP, General Counsel & Corporate Secretary

Niska GS Holdings US L.P.

/s/ Jason A. Dubchak
Jason A. Dubchak
VP, General Counsel & Corporate Secretary

“I accept the terms and conditions of settlement contained in this Settlement Agreement and the attached Release & Confidentiality Agreement.

Dated the 27th day of September, 2010.”

/s/ Paul Amirault
Paul Amirault

RELEASE AND CONFIDENTIALITY AGREEMENT

1.                                       RELEASE

IN CONSIDERATION of (i) the sum of $300,000.00, less applicable statutory deductions, payable on January 4, 2011; (ii) the retention of your existing B Unit ownership of 21,624.8 B Units comprised of 7,564.8 units of Niska GS Holdings US L.P. and 14,060.0 units of Niska GS Holdings Canada, L.P.; and (iii) the retention of your existing A Unit ownership of 1632.29 A Units comprised of 482.14 Units of Niska GS Holdings US L.P. and 1150.15 Units of Niska GS Holdings Canada, L.P.; and other good and valuable consideration, paid to me by NISKA PARTNERS MANAGEMENT ULC, I, Paul Amirault, of Calgary, Alberta, do for myself, and my heirs, executors, administrators, trustees, successors and assigns, (hereinafter collectively referred to as “I”), forever release, remise and discharge NISKA PARTNERS MANAGEMENT ULC, its parent companies, subsidiaries and affiliates and all associated officers, directors, employees, agents, insurers, predecessors, successors and assigns (hereinafter collectively referred to as the “Company”), jointly and severally from any and all actions, causes of actions, contracts, (whether express or implied), claims and demand for damages, loss or injury, suits, debts, sums of money, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which against the Company, I ever had, now have, or can hereafter have by reason of or existing out of any causes whatsoever existing up to and inclusive of November 15, 2010 (the “Termination Date”), including but without limiting the generality of the foregoing:

(a)                                  my employment with the Company;

(b)                                 my ceasing to be employed with the Company; and

(c)                                  any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, commissions, bonuses, expenses, allowances, incentive payments, insurance or any other benefits arising out of my employment with the Company.

Notwithstanding the foregoing, excepted from this Release and Confidentiality Agreement is any claim I might have for indemnification for any claims made against me by third parties solely as a result of my position as a senior officer of the Company; or pursuant to the provisions of any policy of insurance obtained by the Company for providing coverage for errors and omissions claims made against its officers and directors.  All such claims shall be excepted to the extent that such claims would be covered by the Company’s errors and omissions insurance coverage and excepted only to the extent that such actions were conducted by me in the course and scope of my employment.

2.                                       NO ADMISSION

I acknowledge that the satisfactory arrangements made between me and the Company do not constitute any admission of liability by or on behalf of the Company.

3.                                       EMPLOYMENT STANDARDS

I acknowledge receipt of all wages, overtime pay, vacation pay and general holiday pay and I further reconfirm that there are no entitlements, overtime pay or wages due and owing to myself by the Company.

4.                                       EMPLOYMENT INSURANCE

I confirm and agree that I have not received any Employment Insurance benefits from Human Resources and Development Canada, and I further confirm that there are no amounts owed or outstanding by myself or the Company for Employment Insurance benefits.  I hereby agree to indemnify and hold harmless the Company for any amounts owing for Employment Insurance.

5.                                       HUMAN RIGHTS

I acknowledge that this Release and Confidentiality Agreement applies to any and all claims I have or may have pursuant to the Alberta Human Rights Act or any other applicable human rights legislation and further acknowledge or promise that I have or will abandon, quit and withdraw any complaint filed by me.

6.                                       BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that all of my employment benefits ceased as at the date of my termination, I have received all benefit entitlements, including insurance benefits to date, and have no further claim against the Company for benefits.  I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges, where applicable, with respect to benefits.  In the event that I become disabled, I covenant not to sue the Company for insurance or other benefits, or for loss of benefits.  I hereby release the Company from any further obligations or liabilities arising from my employment benefits.

7.                                       NON-DISCLOSURE

I agree that I will not divulge or disclose, directly or indirectly, the contents of this Release and Confidentiality Agreement, or the terms of settlement relating to my ceasing to be employed by the Company, to any person including, but without limiting the generality of the foregoing, to employees or former employees of the Company, except my legal and financial advisors on the condition that they maintain the confidentiality thereof, or as required by law.

8.                                       PRIVACY

I understand that the Company has collected, used and disclosed personal information (as defined in the Alberta Personal Information Protection Act) about me during the term of my employment with the Company, including health information shared with the Company’s insurer for the purposes of managing my potential disability claims with the Company and the Company’s insurer. I hereby confirm that all such disclosures were made with my express consent.  I further acknowledge and agree that this Release and Confidentiality Agreement applies to any and all claims or complaints that I have or may have pursuant to any applicable privacy legislation and further acknowledge or promise that I have or will abandon, quit and withdraw any complaint filed by me.

9.                                       CONFIDENTIALITY

I recognize and acknowledge that during my employment with the Company I had access to certain confidential and proprietary information, the disclosure of which could be harmful to the interests of the Company.  As used herein, “Confidential Information” shall include, but not be limited to, information, in whatever form kept or recorded, pertaining to: inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, process and structures; product information; research and development information; client information; financial information; business process and methodology; strategic litigation information; information respecting the Company’s business, its shareholders, officers, directors, employees, projects, opportunities, operations, properties or assets, or any other financial information of the Company whatsoever and any other technical and business information of the Company which is confidential, trade secret/or proprietary character.  I acknowledge and agree that I have taken and will in future take appropriate precautions to safeguard the Confidential Information.

10.                                 INDEMNITY REGARDING TAX

I further agree to indemnify and save harmless the Company and shall be liable to the Company for any claims in regards to non-deduction or insufficient deduction of taxes or employment insurance monies in regards to the settlement agreed to herein, including any legal costs, interest or penalties as may be assessed or alleged against the Company.

11.                                 RETURN OF COMPANY PROPERTY

I agree to immediately return to the Company all Company property in my possession or control, if I have not done so already.  Without limiting my obligation, Company material includes all manuals, vehicles, communications equipment, product information, price lists, displays and promotional material.

12.                                 UNDERSTANDING

I declare that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and Confidentiality Agreement and the terms of settlement which have been agreed to by myself and the Company.  I fully understand this Release and Confidentiality Agreement and the terms of settlement.  I have not been influenced by any representations or statements made by or on behalf of the Company.  I voluntarily accept these terms for the purpose of making full and final compromise, adjustments and settlement of all claims as aforesaid.

13.                                 COMPLETE AGREEMENT

I understand and agree that this Release and Confidentiality Agreement, and the settlement letter to which this Release and Confidentiality Agreement has been attached, contain the entire agreement between the Company and me, that such agreement may not be modified except by mutual written agreement of me and the Company, and that the terms of this Release and Confidentiality Agreement are contractual and not a mere recital.

DATED at the City of Calgary, in the Province of Alberta, this 27th day of September, 2010.

/s/ Jason A. Dubchak	/s/ Paul Amirault
Witness	Paul Amirault